Exhibit 1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into effective as of July 30, 2010, by and between Firebird Global Master Fund, Ltd., a Cayman Islands exempted company (the “Seller”), and SATCO International, Limited, a Hong Kong Limited Company with its offices at Units 2009-18, 20/F. Shui On Centre, 6-8 Harbour Road, Wanchai, Hong Kong, SAR (the “Buyer”).

RECITALS

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, 1,675,825 shares of common stock, par value $0.001 (the “Shares”) of Caspian Services, Inc., a Nevada corporation, subject to all of the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1. Sale and Purchase of Shares. Subject to the terms and conditions set forth in this Agreement, and on the basis of the representations and warranties contained in this Agreement, at the Closing (as defined below) the Seller will sell, transfer and deliver to the Buyer, and the Buyer will purchase from the Seller, all of the Seller’s right, title and interest in and to the Shares, free and clear of any and all liens, encumbrances or claims, in consideration of the Buyer’s payment of the Purchase Price (as defined below) in cash.

2. Purchase Price. The purchase price of the Shares is $0.42 per share, equal to an aggregate of $703,846.50 (the “Purchase Price”), payable by the Buyer to the Seller at the Closing.

3. Closing and Deliveries. The closing of the purchase and sale of the Shares (the “Closing”) will occur on October 1, 2010. At the Closing, the Buyer will deliver the Purchase Price to the Seller, in United States dollars and in immediately available funds, by wire transfer to an account designated in writing to the Buyer by the Seller for such purpose. At the Closing, Seller will deliver or cause to be delivered to the Buyer the Shares, together with such other instruments as may be required to transfer all right, title and interest in and to the Shares from the Seller to the Buyer.

4. Representations and Warranties of Seller. As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Seller represents and warrants as follows as of the date of this Agreement:

(a) Ownership of Shares. The Seller is the sole record and beneficial owner of the Shares. The Shares are fully paid and nonassessable, and are free and clear of all liens, encumbrances, security agreements or claims of any nature whatsoever;

(b) No Options. The Seller has not granted any options or entered into any other agreements or commitments entitling any person or entity to purchase or otherwise acquire any of the Shares from the Seller;

(c) Power and Authority. The Seller has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid legal and binding obligation of the Seller and is enforceable in accordance with its terms; and

(d) No Contractual Violations. Neither the execution of this Agreement nor the performance of the Seller’s obligations under this Agreement will conflict with, create a lien under, or result in a breach or violation of, any of the terms or provisions of, or constitute, or with the passage of time or giving of notice constitute, a default under, any indenture, mortgage, deed of trust, voting trust agreement, loan agreement or other evidence of indebtedness or any lease, contract or other agreement or instrument to which the Seller is a party.

5. Representations and Warranties of Buyer. As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Buyer represents, warrants and covenants as follows as of the date of this Agreement and as of the date of Closing:

(a) Power and Authority. The Buyer has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid legal and binding obligation of the Buyer and is enforceable in accordance with its terms; and

(b) No Contractual Violations. Neither the execution of this Agreement nor the performance of the Buyer’s obligations under this Agreement will conflict with, create a lien under, or result in a breach or violation of, any of the terms or provisions of, or constitute, or with the passage of time or giving of notice constitute, a default under, any indenture, mortgage, deed of trust, voting trust agreement, loan agreement or other evidence of indebtedness or any lease, contract or other agreement or instrument to which the Buyer is a party.

6. Conditions to Seller’s Obligations to Close. The Seller’s obligation to sell its right, title and interest in and to the Shares at the Closing is subject to the fulfillment on or before such Closing of each of the following conditions, unless waived by the Seller:

(a) The representations and warranties made by the Buyer in Section 5 be true and correct as of the date of the Closing; and

(b) The Seller shall be satisfied that the sale of the Shares to the Buyer shall be qualified or exempt from registration or qualification under all applicable federal and state securities laws.

7. Conditions to Buyer’s Obligations to Close. The Buyer’s obligation to purchase the Shares at the Closing is subject to the fulfillment on or before such Closing of each of the following conditions, unless waived by the Buyer:

(a) The representations and warranties made by the Seller in Section 4 shall be true and correct as of the date of the Closing.

8. Miscellaneous.

(a) Survival. The representations, warranties, covenants and agreements made in this Agreement shall survive until the Closing.

(b) Additional Documents and Acts. Each party agrees to execute and deliver such additional document and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated by this Agreement.

(c) Binding Effect; Assignment. This Agreement will be binding on the parties and their heirs, successors and permitted assigns. Neither party may assign its rights under this Agreement without the prior written consent of the other party, which consent may be given or withheld in such party’s discretion.

(d) Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties relating to its subject matter and supersedes all prior and contemporaneous agreements, representation and understandings of the parties. No supplement, modification or amendment of this Agreement will be binding unless it is in writing and is executed by all of the parties.

(e) Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, both parties will be entitled to specific performance under this Agreement. The parties agree that money damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

(f) Governing Law; Jurisdiction; Venue. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the courts in the county and state of New York (or in the event of exclusive federal jurisdiction, the courts of the Southern District of New York).

(g) Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will constitute and original and all of which together will constitute one and the same instrument.

[signatures appear on the following page]

The parties have executed this Stock Sale Agreement as of the day and year first above written.

SELLER:
FIREBIRD GLOBAL MASTER FUND, LTD.

/s/ James Passin
Name:	James Passin
Title:	Director

BUYER:
SATCO INTERNATIONAL, LIMITED

/s/ Stephen H. Smoot
Name:	Stephen H. Smoot
Title:	Authorized Signatory